CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [*] [**] [***] [****] OR [*****]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                                                   EXHIBIT 10.31


                                SERVICE CONTRACT


This Agreement is made this 12th day of November, 1997 by and between All American Cables and Radio, Inc. ("AACR"), a Company created under the laws of the Dominican Republic, with a principal address at Josefa Perdomo, 52, Gazcue, Santo Domingo, Dominican Republic represented herein by its Executive Vice President, Mr. Alvaro Nadal, and

WorldPort Communications, Inc. ("WorldPort") a Delaware corporation with its principal offices at 9601 Katy Freeway, Suite 200, Houston, Texas, USA, represented herein by its President and Chief Executive Officer, Mr. John W. Dalton.

WHEREAS, AACR has represented that it has the transmission facilities as well as the necessary termination capacity to terminate telephone calls within the Dominican Republic regardless of the network or company to which the calls are sent;

WHEREAS, WorldPort has represented that it has the potential to raise an important volume of telephone calls to the Dominican Republic;

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

     1.   SCOPE OF THE AGREEMENT.

     1.1 AACR grants to WorldPort a franchise to sell international long distance service ("ILDS") for calls terminating in the Dominican Republic. This option is granted under the terms and conditions set forth hereunder.

     2.   TERMS AND CONDITIONS.

     2.1 The service (the "Service") granted herein to WorldPort is only to resell ILDS to "Facilities Based Resellers," "Resellers," "Minute Aggregators" and high volume customers. Excluded from the provisions of this Agreement will be all "Facilities Based Carriers."

     2.2 WorldPort, under this Agreement, commits a minimum traffic volume of [**], over a period of [***] (the "Initial Term") commencing on the in-service date (the "Effective Date") of the transmission facilities between WorldPort and AACR as defined in Section 4.1.1.

     3.   RATES AND CONDITIONS.

     3.1  Rates, Minimum Volume and Billing

     3.1.1 AACR will charge WorldPort for traffic delivered pursuant to this contract at a per minute rate of [*] for completed calls only, billed in [**] increments. In the event that WorldPort prepays the equivalent of [**] according to the schedule in Section 3.2.1 below and delivers its traffic to AACR in [****] the rate applicable under this Agreement shall be [*] per minute.

     3.1.2 For each month during the Initial Term, WorldPort commits to maintain a minimum traffic volume ("Minimum Volume") to AACR based on the following schedule:

                         [***]               [**]
                         [***]               [**]
                         [***]               [**]
                         [***]               [**]
                         [***]               [**]

     3.1.3 Every month AACR will issue to WorldPort a bill for the greater of (i) the total of the conversation minutes sent by WorldPort, billed in [**] increments or (ii) the Minimum Volume for the applicable month according to the schedule set forth in section
               3.1.2. Payment shall be due 30 days after WorldPort's receipt of the bill, less any legitimate disputes, which must be raised within 45 days of the invoice date.

     3.1.4 If the actual traffic sent by WorldPort in any month is below the volume of the applicable month according to the schedule set forth in section 3.1.2., this shall be deemed a "Volume Shortfall". The Volume Shortfall will be adjusted with those minutes in excess sent by WorldPort in any other month.

     3.1.5 All differences between the bills issued by AACR and WorldPort's books and records shall be cleared within a thirty (30) day period. Both parties will endeavor to reduce those differences to a minimum. In the event that differences of more than 7% of the entire bill persist for more than three months, the parties will hire a third party qualified expert to clear the differences. The party responsible for the difference will pay cost and expenses of the expert.

     3.2  Deposit

     3.2.1 Under this Agreement, WorldPort shall be required to deposit [*] equivalent to [**] minutes. The deposit shall be transferred by WorldPort to AACR at the rate of [*] per month for the first [***] following the Effective Date.

          In the event of default by WorldPort in its performance under this Agreement which is not cured by WorldPort within ten (10) days, the Deposit may be executed by AACR.

     3.2.2 The parties agree that the nature of the deposit required by AACR is equivalent to approximately one (1) month of minimum billing as set forth in section 3.1.2 herein.

     3.2.3 Under no circumstance shall the deposit hereby agreed between the parties be deemed to constitute a loan to AACR, an equity participation in AACR or ownership in AACR shares.

     3.3  Miscellaneous

     3.3.1 WorldPort agrees not to solicit any non-facilities based carriers already under contract with AACR.

     3.4  In the event of a material breach of this Agreement by WorldPort of
          Section 3.1.3(Payment terms) or Section 3.1.2 (minimum traffic volumes) above, the parties will endeavor to remedy the situation. In the event that the material breach by WorldPort of Section 3.1.3 or
          Section 3.1.2 continue for more than one month, the following remedies will apply:

     3.4.1 AACR will apply the outstanding due bill to the WorldPort deposit.

     3.4.2 During the period starting the first day of the month of the traffic volume breach, (in the event of a violation of Section 3.1.2), AACR will continue to bill WorldPort the Minimum Volume under the same rate and conditions set forth.

     3.4.3 If the material breach of Section 3.1.3 continues for three (3) consecutive months, the terms and conditions granted hereunder by AACR to WorldPort will cease.

4.   FACILITIES.

     4.1  Transmission Facilities

     4.1.1 As soon as practicable after signing this Agreement, WorldPort shall provide AACR, with a forecast of facilities needs. The parties commit to install facilities using La Mona I transmission systems in order to ensure a service level of P.01. WorldPort will be responsible to extend its transmission facilities in T-1 format to meet AACR facilities at the [****]. The Effective Date shall be that date on which WorldPort's transmission facilities are fully connected to AACR facilities at PRTC and both parties have completed all testing required to ensure proper transmission between facilities.

          Under this section, the parties agree that WorldPort is responsible for the installation costs and monthly rent charges for any of the terrestrial links of its transmission facilities to meet AACR system in [****] The parties also agree to share in proportion to the facilities used the maintenance and operations cost charged by LaMona systems.

     4.1.2 AACR commits to provide to WorldPort the required transmission capacity between [****] and the Dominican Republic following an activation schedule to be executed according to the growth of the traffic. In order to optimize the use of facilities both between USA mainland and [****] and [****] and the Dominican Republic, both parties will compress the voice channels on both ends. Each party will bear the cost of the compression equipment used on their own facilities.

     5.   EFFECTIVE DATE AND TERMINATION.

     5.1  Effective Date

          This Agreement shall become effective upon the Effective Date referenced in Section 2.2 above. All other provisions of this Agreement shall be effective upon the signature of this Agreement.

     5.2  Term.

          This Agreement shall have a term of [***] from the Effective Date, and shall automatically renew for successive periods of [***] ("Renewal Periods") unless either party gives the other 120 days notice prior to the expiration hereof. In the event of such termination notice, the Agreement, including all provisions, shall continue in force until the deposit is used up by application of monthly service bills or 180 days after the termination notice date, whichever occurs first.

     6.   AFFILIATION.

     6.1 The relationship between AACR and WorldPort under this Agreement shall be solely that described herein in the joint provisions of international long distance services for calls terminated in the Dominican Republic. Nothing contained herein shall be deemed to constitute a partnership or joint venture between the parties, and the common enterprise of the parties shall be limited to the express provisions of this Agreement.

     7.   PREVIOUS AGREEMENTS.

     7.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior verbal or written agreements.

     8.   ASSIGNMENT.

     8.1 Neither party shall assign or transfer all or any portion of its rights and obligations under this Agreement (other than to a wholly-owned subsidiary) without the prior written consent of the other party.

     9.   EXECUTION.

     9.1 This Agreement shall be executed in two counterparts in English, each of which shall be considered an original with identical legal effect.

     10.  SEVERANCE.

     10.1 If any provision of this Agreement for any reason and to any extent is held to be invalid or unenforceable, then neither the remainder of the Agreement nor the application of the provision to other persons, entities, or circumstances shall be affected, but instead shall be enforceable to the maximum extent permitted by law.

     11.  MODIFICATIONS.

     11.1 This Agreement may not be amended, modified or changed, nor shall any waiver of any provision hereby be effective, except only by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

     12.  CONFIDENTIALITY.

     12.1 The provisions of this Agreement, as well as its existence, shall be considered confidential by the parties, and shall be protected to the same extent as they would protect their own confidential information. Disclosure to third parties shall not be permitted unless agreed to in writing by the other party. AACR acknowledges that WorldPort must disclose the existence, duration and potential liability of this Agreement in its regular filings with the U. S. Securities & Exchange Commission, and AACR hereby consents to such disclosure. With the exception of such SEC filings, total or partial disclosure of this Agreement by WorldPort to any third party without the consent in writing of AACR to WorldPort, will constitute an event of default and consequently the execution of the deposit.

     13.  CONFLICTS.

     13.1 The parties agree that this Agreement shall be governed by the laws of the State of Florida. In the event of a conflict resulting from the interpretation of this Agreement, the parties will endeavor to find a solution and remedy the situation. In the event the conflict cannot be solved within a reasonable time frame, the controversy will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, then in effect.

     14.  NOTICES.

     14.1 Notices shall be made by facsimile or electronic mail or by overnight courier to the addresses referenced above, or to such other addresses as the parties may provide from time to time. All notices shall be considered effective upon receipt.



     IN WITNESS THEREOF, the parties hereto have severally subscribed these presents, or caused them to be subscribed in their name and behalf by their respective officers thereunto duly authorized.

     ALL AMERICAN CABLES & RADIO, INC.

     /s/ Alvaro Nadal
     Mr. Alvaro Nadal
     Executive Vice President



     WORLDPORT COMMUNICATIONS, INC.

     /s/ John W. Dalton
     Mr. John W. Dalton
     President & Chief Executive Officer